CONSENT OF ACCOUNTANTS

         As independent public accountants, we hereby consent to the use of our reports dated February 20, 1998 and January 29, 1999, for the audited financial statements dated December 31, 1997 and 1998, respectively, included in or made part of this Registration Statement.

New York, New York                       Kaufmann & Company, P.C.
April 26, 1999                           (now Kaufmann, Gallucci & Company, LLP)